Exhibit 10.7

“Summary Sheet” of Note Extension

with Robert Baratta

On July 14, 2008, the Board of Directors authorized extending the $772,870 promissory note (the “Note”) held by Mr. Robert Baratta.  Mr. Baratta was paid $100,000 in principal and $15,510 in interest and the remaining $672,870 of principal owed will be paid in equal quarterly increments over one year beginning October 13, 2008.  The Note shall accrue interest at the prime rate of Northern Trust Company plus 3% per annum and a penalty of $500 for each 10 days in which the Note is in default.  In consideration for the extension, Mr. Baratta received an extension fee of $12,500 in cash and $12,500 in Ecosphere common stock.  In the event that Ecosphere raises net proceeds in a financing of at least five times the then outstanding principal balance of the Note, the outstanding principal balance will be paid in full from the proceeds of such financing.